UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

ANDINA ACQUISITION CORP. II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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ANDINA ACQUISITION CORP. II

Supplement dated March 12, 2018 to

Proxy Statement/Prospectus/Information Statement dated February 14, 2018

This is a supplement (this “Supplement”) to the proxy statement/prospectus/information statement of Andina Acquisition Corp. II (“Andina”), Andina II Holdco Corp. and Lazy Days’ R.V. Center, Inc., dated February 14, 2018 (the “Proxy Statement/Prospectus/Information Statement”), that was sent to you in connection with the extraordinary general meeting of Andina Acquisition Corp. II to be held at 10:00 a.m., Eastern Time, on March 15, 2018, at the offices of Graubard Miller, Andina Acquisition Corp. II’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. Capitalized terms used herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus/Information Statement.

As described in the Proxy Statement/Prospectus/Information Statement, if the business combination is consummated, Andina had agreed to pay Hydra Management LLC, an affiliate of A. Lorne Weil, an initial shareholder of Andina and father of B. Luke Weil, Andina’s non-executive chairman, $450,000 as compensation for advisory services rendered to Andina in connection with the business combination, including assisting Andina in negotiating and finalizing the merger agreement and the documentation relating to the PIPE Investment. Following the date of the mailing of the Proxy Statement/Prospectus/Information Statement, Andina has agreed to increase this payment to Hydra Management LLC from $450,000 to $500,000.

This Supplement should be read together with the Proxy Statement/Prospectus/Information Statement.

This Supplement to Proxy Statement is first being mailed on March 12, 2018.